Exhibit 99.1

XERIS BIOPHARMA REPORTS SECOND QUARTER FINANCIAL RESULTS AND UPCOMING EVENTS

Achieved record net product revenue of $25.3M – a 15% increase from Q1 ’22, and a 34% increase from same period prior year on a pro forma basis

Ended Q2 with $111.6M in cash, cash equivalents and short-term investments

Reaffirms full-year total net product revenue of $105M-$120M; $50M in synergies by year-end, 2022 year-end cash balance of $90M-$110M, and cash flow breakeven by year-end 2023

Hosting conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; August 10, 2022 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the second quarter and six months ended June 30, 2022 and upcoming events.

“We continue to execute our growth strategy and are pleased to have posted record net revenue in the second quarter. Demand for Gvoke HypoPen remains strong and its market share continues to outpace the overall glucagon market; Keveyis reported its best quarter to date; and newly launched Recorlev is off to a great start,” said Paul R. Edick, Chairman and CEO of Xeris Biopharma. “We continue to drive education and awareness of all three products and remain confident in the long-term growth opportunity of each. Our strong performance year-to-date and expectations for the remainder of the year gives us confidence that we will achieve our guidance of net product revenue to $105 million to $120 million for the full year 2022, year-end cash balance of $90 million-$110 million and cash flow breakeven by year-end 2023.”

Second Quarter Highlights and Upcoming Events

Commercial Products

•Gvoke®: Second quarter 2022 net revenue was $11.5 million as compared to $8.8 million in the second quarter of 2021 – an increase of approximately 30%. Gvoke prescriptions topped 34,000 for the first time, growing more than 60% compared to the same period in 2021. Gvoke’s market share of the retail TRx glucagon market grew to approximately 22% at the end of July.

•Keveyis®: Second quarter net revenue was $12.8 million – an increase of 28% compared to the same period in 2021 on a pro forma basis. The number of patients on Keveyis increased 5% from the same period in 2021.

•Recorlev®: Second quarter net revenue was $1.0 million. Xeris launched Recorlev in February 2022 and is experiencing a steady increase of physicians’ referrals and patients’ starts.

	Three Months Ended June 30,		Change
	2022	2021	$	%
Product revenue (in thousands):
Gvoke	$11,479	$8,835	$2,644	30%
Keveyis	12,812	—	12,812	nm
Recorlev	969	—	969	nm
Product revenue, net	25,260	8,835	16,425	nm
Royalty, contract and other revenue	46	71	(25)	-35%
Total revenue	$25,306	$8,906	$16,400	nm

Commercial Partner Update

•Ogluo®: On August 4, 2022, Arecor Therapeutics completed the acquisition of Tetris Pharma, Xeris’ commercial partner for Ogluo in the UK and EU. Tetris Pharma is now a subsidiary of Arecor Therapeutics and continues to commercialize Ogluo in the UK and EU.

Upcoming Events

•XeriSol® levothyroxine (XP-8121): The third and final cohort was successfully dosed during the second quarter. The Company anticipates reporting topline data from a range of doses and dose proportionality early in the fourth quarter.

•Xeris will participate at the H. C. Wainwright’s 24th Annual Global Investment Conference, September 12-14, in New York City.

Second Quarter and Year-to-Date 2022 Financial Results

Gvoke®: Net revenue was $23.9 million for the six months ended June 30, 2022, a 42% increase compared to prior year. Gvoke prescriptions for YTD 2022 were over 65,000 TRx’s, growing more than 73% compared to the same period in 2021. The growth in product demand was partially offset by a decrease in net pricing.

Keveyis®: Net revenue was $22.1 million for the six months ended June 30, 2022, a 20% increase from last year on a pro forma basis. This increase was driven by an 11% increase in sales volume and an increase in net pricing.

Recorlev®: Net revenue was $1.1 million since its launch in February 2022.

	Six Months Ended June 30,		Change
	2022	2021	$	%
Product revenue (in thousands):
Gvoke	$23,932	$16,886	$7,046	42%
Keveyis	22,136	—	22,136	nm
Recorlev	1,102	—	1,102	nm
Product revenue, net	47,170	16,886	30,284	nm
Royalty, contract and other revenue	209	215	(6)	-3%
Total revenue	$47,379	$17,101	$30,278	nm

Cost of goods sold were $4.8 million and $11.1 million for the three and six months ended June 30, 2022, respectively, a $1.4 million and a $5.9 million increase compared to the same periods last year. The increases were primarily attributable to increases in sales as well as product mix and increased costs.

Research and development expenses decreased $1.7 million or 30.9% and increased $0.6 million or 5.9% for the three and six months ended June 30, 2022, respectively, compared to the same periods last year. The quarter-to-date decrease was primarily driven by reduced spend on clinical and product development. The year-to-date increase was primarily driven by higher personnel related costs, offset by lower product development costs.

Selling, general and administrative expenses increased $7.1 million or 27.2% and $23.9 million or 53.1% for the three and six months ended June 30, 2022, respectively, compared to the same periods last year. The quarter-to-date increase was mainly attributable to a $9.7 million of increased personnel-related costs due to the build out of our sales force to support our three commercial products. These were offset by $3.8 million decreased expenses related to the acquisition of Strongbridge. The year-to-date increase was mainly attributable to a $19.6 million increase in personnel-related costs due to the buildout of the sales force to support our three commercial products. We also had a $2.5 million increase in marketing expenses to primarily support the launch of Recorlev.

Net Loss for the three months ended June 30, 2022, was $26.2 million, or $0.19 per share, and a net loss of $59.9 million, or $0.44 per share, for the six months ended June 30, 2022.

Cash, cash equivalents, and short-term investments at June 30, 2022 was $111.6 million compared to $102.4 million at December 31, 2021. Total shares outstanding at July 31, 2022 was 135,957,280.

Conference Call and Webcast Details

Xeris will host a conference call and webcast today, Wednesday, August 10, 2022, at 8:30 a.m. Eastern Time. To pre-register for the conference call please use this link: https://ige.netroadshow.com/registration/q4inc/11152/xeris-biopharma-second-quarter-2022-financial-results-call/. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Wednesday, August 24, 2022, at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 562978. In addition, a live audio of the conference call will be available as a webcast. To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com.

About Xeris

Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, the first and only FDA-approved therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect™, supporting long-term product development and commercial success.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn, or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for the full-year 2022, including projections regarding year-end 2022 cash estimates, the Company’s expectations regarding its cash flow breakeven projection, estimates and projections about the potential synergies in fiscal year 2022 resulting from the Strongbridge Biopharma acquisition, the market and therapeutic potential of its products and product candidates, expectations regarding clinical data or results from planned clinical trials, the timing of clinical trials, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets, the potential utility of its formulation platforms and other statements containing the words “will,” “would,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Additional information about economic, competitive, governmental, technological, and other factors that may affect Xeris is set forth in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Any forward-looking statements in this communication are based upon information available to Xeris, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, Xeris does not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Xeris or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Product revenue, net	$25,260	$8,835	$47,170	$16,886
Royalty, contract and other revenue	46	71	209	215
Total revenue	25,306	8,906	47,379	17,101
Costs and expenses:
Cost of goods sold, excluding amortization of intangible assets	4,810	3,383	11,083	5,209
Research and development	3,718	5,383	9,968	9,415
Selling, general and administrative	32,984	25,927	68,897	45,004
Amortization of intangible assets	2,710	—	5,421	—
Total costs and expenses	44,222	34,693	95,369	59,628
Loss from operations	(18,916)	(25,787)	(47,990)	(42,527)
Other expense	(7,608)	(1,728)	(12,656)	(3,399)
Net loss before benefit from income taxes	(26,524)	(27,515)	(60,646)	(45,926)
Benefit from income taxes	339	—	747	—
Net loss	$(26,185)	$(27,515)	$(59,899)	$(45,926)

Net loss per common share - basic and diluted	$(0.19)	$(0.41)	$(0.44)	$(0.72)

Weighted average common shares outstanding - basic and diluted	135,529,968	66,367,125	135,282,749	63,820,321

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$95,340	$67,271
Short-term investments	16,213	35,162
Trade accounts receivable, net	25,756	17,456
Inventory	17,887	18,118
Prepaid expenses and other current assets	6,010	4,589
Total current assets	161,206	142,596
Property and equipment, net	6,170	6,627
Goodwill	22,859	22,859
Intangible assets, net	126,029	131,450
Other assets	2,352	829
Total assets	$318,616	$304,361
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	6,631	8,924
Other accrued liabilities	36,945	49,088
Accrued trade discounts and rebates	14,843	15,041
Accrued returns reserve	5,210	4,000
Other current liabilities	916	1,987
Total current liabilities	64,545	79,040
Long-term debt, net of unamortized debt issuance costs	138,068	88,067
Contingent value rights	30,218	22,531
Supply agreement liability, less current portion	—	5,991
Deferred rent	6,799	6,883
Deferred tax liabilities	4,195	4,942
Other liabilities	848	1,676
Total liabilities	244,673	209,130
Total stockholders’ equity	73,943	95,231
Total liabilities and stockholders’ equity	$318,616	$304,361